Exhibit 10.31

December 6, 2016

Dear Ken,

It is my pleasure to confirm our offer of employment for the position of Executive Vice President, Commercial Sales.  The work location for this position will be Norwalk, CT and you will report to Dan McCarthy, President and Chief Executive Officer.  Your start date will be December 1st.

Your executive compensation program includes four principle components:

1)	Annual base salary of $500,000 (less applicable taxes) paid on a semi-monthly basis.

2)

Cash bonus under the Frontier Bonus Plan (“FBP”) with an annual target incentive of 100% of your annual base salary (initially $500,000), which will be paid out based on company and personal performance.  Your first year payout will be prorated based on your start date.

3)

Restricted stock awards, which are generally granted in the first quarter of each year.  Restricted shares vest in three equal annual installments (33.3% per year), commencing one year from the date of grant, with one-third of the restricted shares vesting and becoming unrestricted upon each annual anniversary date.  The annual target for your position is currently $715,000.  You will receive dividends, to the extent dividends are declared by the Board of Directors, on all shares, whether vested or unvested.  The company’s current annual dividend policy (which is subject to change at the discretion of the Board of Directors) is $0.42 per share, declared quarterly in an amount of $0.105 per share per quarter. You will be eligible for a prorated portion of the above stated annual restricted stock target based on time in new role, and prorated portion of $300,000 restricted stock target based on time in prior role. Awards for 2016 performance will be granted in the first quarter of 2017.

4)

Performance Shares under the Frontier Long Term Incentive Plan (LTIP), with an annual performance share target valued at $715,000.  The LTIP target is an annual grant that will be paid out based on company performance over a three year period (initially, 2017-2019).  The performance metrics (which are subject to change for future grants) are currently Operating Cash Flow and Total Shareholder Return.  You will earn performance shares at the end of each three year period based on the company’s performance over the three-year measurement period on the metrics for that award.  Dividends that would have been payable on any earned shares during a three year period will be paid at the end of the three year period.

Assuming the contingencies noted above are met and you continue employment with Frontier, as a condition of accepting this offer of employment with Frontier you agree that should you leave employment with Frontier at any time in the future for any reason, you will not solicit, either directly or indirectly, any Frontier employee for employment with any other employer for a period of one (1) year after you leave employment with Frontier; provided, however, that nothing shall prohibit you from performing, or having performed on your behalf, a general solicitation for employees not specifically focused at Frontier’s employees through the use of media, advertisement, electronic job boards or other general, public solicitations.

This offer is not an express or implied contract, promise or guarantee of employment, of any particular position, or of any particular term or condition of employment.  Your employment by Frontier is at will and is subject to the conditions set forth in Frontier’s Code of Conduct as well as all other Frontier policies and applicable Federal, State and local laws.

To acknowledge your acceptance of this offer, please sign the bottom of this offer letter and email a scanned copy back to me directly.

Sincerely,

Daniel J. McCarthy

President and Chief Executive Officer

Frontier Communications Corporation

Acceptance of Offer

By signing below, I hereby accept the Frontier’s contingent offer of employment. I understand that I will not have a contract of employment with Frontier for a specified period of time.  I further agree to abide by policies and procedures established by Frontier.

/s/ Kenneth W. Arndt	12/6/16
Kenneth W. Arndt	Date

ADDENDUM A to Offer Letter for Ken W. Arndt

Non-Disclosure Agreement

By my signature on the offer of conditional employment to which this Addendum A is attached, as well as my signature below, I acknowledge and agree to the following in consideration for my new employment and related compensation by Frontier Communications or one of its subsidiaries, affiliates or divisions (collectively, “Frontier”):

1. Non-Disclosure. I understand that during my employment with Frontier (including, for purposes of this Agreement, any predecessor companies or business units that have been acquired by Frontier), I will have access to Proprietary Information (as defined in Paragraph 3 below) and Frontier Materials (as defined in Paragraph 2 below). I agree to hold all Proprietary Information and Frontier Materials in strict confidence and in compliance with Frontier’s corporate policies. I will not take, use, copy, disclose, publish, provide access to or summarize any Proprietary Information or Frontier Materials except to the extent necessary to carry out my duties and responsibilities as an employee of Frontier. I also agree that I will not use any confidential information of any prior employer in connection with performing my duties at Frontier.

2. Frontier Materials. All files, records, proposals, specifications or other documents, and all computer software, software applications, files, databases and the like relating to Frontier’s business or which contain Proprietary Information, whether prepared by me or otherwise coming into my possession (“Frontier Materials”), shall remain the exclusive property and intellectual property of Frontier. Upon the termination of my employment for any reason, or upon the request of Frontier if sooner, I will promptly deliver to Frontier all originals and copies of Frontier Materials in my possession, custody or control (wherever located, including my home or laptop computer), and shall not retain any copies of the Frontier Materials in any form or medium whatsoever.

3. Proprietary Information Definition. For the purposes of this Agreement, the term “Proprietary Information” shall include all trade secrets, know-how and other information in any form or medium that relates to the past, current or future business of Frontier or its subsidiaries, affiliates or divisions (or is given to Frontier in confidence by a third party) and is not generally available to the public or generally known in the industries in which Frontier does business or may become engaged, including, without limitation, any formulas, devices, inventions, methods, techniques or processes, compilations of information, records and specifications and any other information of Frontier relating to its services and products (offered or to be offered), research, development, marketing, pricing, clients and prospective clients, business methods, strategies, financial condition, transactions, government and regulatory activities and approvals, plans, personnel information and capabilities, policies or prospects. “Proprietary Information” shall not include any portions of the foregoing that I can demonstrate by sufficient evidence are (i) made legitimately available to me by a third party without breach of any obligation of confidence to any person or (ii) required by law to be disclosed by me, provided that I must give Frontier prompt written notice of any such requirement, disclose no more information than is so required, and cooperate fully with all efforts by Frontier to obtain a protective order or similar confidentiality treatment for such information.

4. Agreement Applicable to Information Acquired Businesses. For the avoidance of doubt, I acknowledge that if I was employed by a predecessor company or business unit of Frontier (i.e., a company or business unit that was subsequently acquired by Frontier), my representations, warranties, obligations and undertakings under this Agreement shall apply as if such predecessor company or business unit (including any predecessors thereof) had at all times been a part of Frontier.

5. Interpretation and Enforcement. I agree that the provisions of this Agreement are reasonable. If a court determines, however, that any provision of this Agreement is unreasonable, then the parties hereto agree that the provisions of this Agreement should be interpreted and enforced to the maximum extent which such court deems reasonable. If any provision of this Agreement is otherwise inoperative or unenforceable for any reason, such circumstance shall not have the effect of rendering the provision in question inoperative or unenforceable in any other circumstance, or of rendering any other provision of this Agreement inoperative or unenforceable to any extent whatsoever.

6. Successors and Assigns. This Agreement shall be binding upon me and my heirs and legal representatives and my permitted assigns. I understand and agree that I cannot assign my obligations and undertakings under this Agreement to any other person or entity under any circumstances whatsoever, without the prior consent of Frontier, but that Frontier may assign this Agreement to any subsidiary, affiliate or successor.

7. At-Will Employment; No Termination. I understand that this Agreement does not constitute a contract of employment for any specific term and that Frontier or I may terminate my employment at any time, for any or no reason, unless (i) a specific term of employment has been agreed to in a separate, written agreement signed by an authorized officer of Frontier or (ii) the terms and conditions of my employment are governed by a valid collective bargaining agreement. I acknowledge and agree that I may not terminate this Agreement for any reason, and that my obligations and undertakings under this Agreement will continue to apply regardless of whether I transfer at some time from one subsidiary, division or affiliate of Frontier to another, and even after my employment with Frontier ends for any reason.

8. Applicable Law. This Agreement shall be construed and enforced in accordance with, and shall be governed by, the laws of the state of Connecticut applicable to contracts executed in and to be fully performed in such state, or any other state law as applicable by the circumstances.

By my signature below, I acknowledge that I have read and understand this Non-Disclosure Agreement and that I voluntarily accept its terms.  I understand and agree that an electronic or digital signature is equivalent to a handwritten signature.

__________________________	_____________________
Kenneth W. Arndt	Date